Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Integration Appliance, Inc.

Intapp US, Inc.

The Frayman Group, Inc.

Rekoop Limited

DealCloud, Inc.

OnePlace Holdings Pte Ltd

gwabbit, Inc.

Repstor Limited

Repstor Inc.

Intapp Limited

The OnePlace Unit Trust

Intapp Singapore Pte Ltd

Intapp Pty Limited

Intapp Ireland Limited

Intapp Employee Compliance, LLC

Intapp Netherlands B.V.

Transform Data International Ltd

Intapp Portugal, Unipessoal Lda

Intapp Germany GmbH

Delaware Delaware Delaware United Kingdom Delaware Singapore Delaware Northern Ireland Delaware United Kingdom Singapore Singapore Australia Ireland Delaware Netherlands United Kingdom Portugal Germany